Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Nuvectis Pharma, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4" so that, as amended, said Article shall be and read as follows:

See attached.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this third day of February, 2022.

By:	/s/Ron Bentsur
Authorized Officer

Title:	Chief Executive Officer and President

Name:	Ron Bentsur
Print or Type

4.	The total number of shares of common stock which the Corporation is authorized to issue is 60,000,000 shares, at a par value of $0.00001 per share (“Common Stock”), and the total number of shares of preferred stock which the Corporation is authorized to issue is 5,000,000 shares, at a par value of $0.00001 per share (“Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The Corporation’s Board of Directors (the “Board”) is hereby expressly authorized to provide for the issue of all of any of the remaining shares of the Preferred Stock in any such series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a 39-to-1 forward stock split shall occur for each share of Common Stock outstanding or held in treasury (the “Stock Split”). The Stock Split shall take effect automatically and without any action on the part of the stockholders. The par value of the Common Stock shall remain $0.00001 per share. This conversion shall apply to all shares of Common Stock. Any fractional interest in Common Stock in excess of one (1) share held by any stockholder, shall be subdivided and reclassified into thirty-nine (39) fully paid, nonassessable shares of Common Stock, or such lesser number of shares as may be applicable based upon such 39-to-1 ratio.

All certificates representing shares of Common Stock outstanding immediately prior to the filing of this Certificate of Amendment shall, immediately after the filing of this Certificate of Amendment, represent instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.